Exhibit 99.1

WEX Inc. Reports Second Quarter 2021 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--July 29, 2021--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months ended June 30, 2021.

“Momentum continued through the second quarter as we delivered robust revenue and earnings growth, signed new customer and renewed existing business, and more than doubled total purchase volume processed across the Company compared to last year to $21 billion. These exceptional results reflect strong execution from the WEX team, positive trends across the business and strong demand for our platform and services as volumes continue to recover,” said Melissa Smith, WEX’s Chair and Chief Executive Officer.

Ms. Smith added, “We are driving innovative new solutions to meet the needs of businesses of all sizes and level of complexity. The combination of our value based culture, deep payment expertise, innovative technologies and knowledge in configuring integrated solutions, continues to open the door for new opportunities for WEX. Looking ahead to the second half of the year, we are positioning the business for future growth as demand for our platform and services accelerates with the increasing adoption of digital payment technologies.”

Second Quarter 2021 Financial Results

Total revenue for the second quarter of 2021 increased 32% to $459.5 million from $347.1 million for the second quarter of 2020. This revenue increase in the quarter includes a $33.3 million favorable impact from fuel prices and spreads and a $4.6 million positive impact from foreign exchange rates.

Net (loss) income attributable to shareholders on a GAAP basis decreased by $106.5 million to a net loss of $33.9 million, or $(0.76) per diluted share, compared with net income of $72.7 million, or $1.66 per diluted share, for the second quarter of 2020. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $104.9 million for the second quarter of 2021, or $2.31 per diluted share, up 91% per diluted share from $53.0 million or $1.21 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

Second Quarter 2021 Performance Metrics

  Average number of vehicles serviced was approximately 16.2 million, an increase of 7% from the second quarter of 2020.
  Total fuel transactions processed increased 24% from the second quarter of 2020 to 158.7 million. Payment processing transactions increased 26% to 130.1 million.
  Travel and Corporate Solutions' purchase volume grew 176% to $8.7 billion from $3.2 billion in the second quarter of 2020.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 13% to 16.4 million from 14.5 million in the second quarter of 2020.

“We delivered impressive top- and bottom-line results in the second quarter representing the highest revenue and adjusted earnings for Q2 in WEX history. This was driven primarily by better-than-expected volume recovery in our Fleet Solutions and Travel and Corporate Solutions segments, higher fuel prices, and robust operating income margins across each of our segments,” said Roberto Simon, WEX’s Chief Financial Officer. “We continue to position WEX for long-term sustainable growth as we execute against our customer pipeline, integrate recent acquisitions including benefitexpress, and drive innovation across our technology platform.”

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the third quarter of 2021, the Company expects revenue in the range of $465 million to $480 million and adjusted net income in the range of $98 million to $107 million, or $2.15 to $2.35 per diluted share.
  For the full year 2021, the Company expects revenue in the range of $1.805 billion to $1.835 billion and adjusted net income in the range of $377 million to $395 million, or $8.30 to $8.70 per diluted share.

Third quarter and full year 2021 guidance is based on an assumed average U.S. retail fuel price of $3.18 and $3.00 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of July 16, 2021. Our guidance assumes approximately 45.4 million shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, change in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, acquisition and divestiture related items and adjustments to the redemption value of a non-controlling interest, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, reconciliations of non-GAAP measures referenced in this news release, in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and six months ended June 30, 2021, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended June 30, 2021 and four preceding quarters. The Company is also providing segment revenue for the three and six months ended June 30, 2021 and 2020 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, July 29, 2021, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (833) 714-0940 or +1 (778) 560-2809. The Conference ID number is 1764307. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is a leading financial technology service provider. We provide payment solutions to businesses of all sizes across a wide spectrum of sectors, including fleet, corporate payments, travel and health. WEX has offices in 14 countries and employs approximately 5,400 people around the world. Learn more at LinkedIn, Facebook, Instagram, Twitter, and our corporate blog. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: expectations for future revenue and adjusted net income performance; assumptions underlying the Company's future financial performance and future operations; future growth opportunities and expectations; future impacts from areas of investment; expectations for the macro environment; and expectations for volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto impact our business, results of operations and financial condition in excess of current expectations; the impact of fluctuations in fuel prices and the resulting impact on our revenues and net income; the effects of general economic conditions, including those caused by the effects of COVID-19, on overall employment, travel and fueling patterns as well as payment and transaction processing activity; changes or limitations on interchange fees; failure to comply with the applicable requirements of MasterCard or Visa contracts and rules; the Company’s failure to maintain or renew key commercial agreements or to maintain volumes under such agreements; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the effects of the Company’s business expansion and acquisition efforts; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the failure of corporate investments to result in anticipated strategic value; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the Company’s failure to comply with the Treasury Regulations applicable to non-bank custodians; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company’s acquisitions or the ability to realize anticipated synergies and cost savings from such transactions; unexpected costs, charges or expenses resulting from an acquisition; the Company’s failure to successfully acquire, integrate, operate and expand commercial fuel card programs; the impact and size of credit losses; the impact of changes to the Company’s credit standards; failure to successfully implement the Company’s information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements, and any resulting cost associated with that failure; legal, regulatory, political and economic uncertainty surrounding the United Kingdom’s departure from the European Union and the resulting trade agreement; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the future transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s recently amended and restated credit agreement and its presently outstanding notes on our operations; the impact of increased leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of our outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to our stockholders caused by the issuance of additional shares of common stock or equity-linked securities, whether as result of our convertible notes or otherwise; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenues
Payment processing revenue	$213,426	$147,461	$401,815	$351,498
Account servicing revenue	132,997	109,479	251,620	223,319
Finance fee revenue	59,499	42,711	111,652	98,638
Other revenue	53,561	47,433	105,153	105,308
Total revenues	459,483	347,084	870,240	778,763
Cost of services
Processing costs	116,208	99,991	225,970	204,908
Service fees	13,759	9,700	24,905	23,454
Provision for credit losses	12,962	20,581	18,021	54,568
Operating interest	2,271	6,504	4,895	14,889
Depreciation and amortization	26,451	25,124	55,645	49,913
Total cost of services	171,651	161,900	329,436	347,732
General and administrative	79,543	62,265	165,974	124,301
Sales and marketing	85,605	54,744	163,952	123,526
Depreciation and amortization	40,406	39,393	78,059	79,593
Operating income	82,278	28,782	132,819	103,611
Financing interest expense	(32,473)	(28,832)	(65,757)	(60,863)
Change in fair value of contingent consideration	(47,700)	—	(47,700)	—
Net foreign currency gain (loss)	1,342	(2,462)	(1,413)	(31,189)
Net unrealized gain (loss) on financial instruments	6,013	(3,842)	13,046	(35,889)
Income (loss) before income taxes	9,460	(6,354)	30,995	(24,330)
Income tax benefit	(746)	(19,747)	(2,416)	(25,454)
Net income	10,206	13,393	33,411	1,124
Less: Net income from non-controlling interests	239	675	965	2,038
Net income (loss) attributable to WEX Inc.	$9,967	$12,718	$32,446	$(914)
Change in value of redeemable non-controlling interest	(43,823)	59,940	(68,867)	57,316
Net (loss) income attributable to shareholders	$(33,856)	$72,658	$(36,421)	$56,402

Net loss attributable to shareholders per share:
Basic	$(0.76)	$1.67	$(0.82)	$1.30
Diluted	$(0.76)	$1.66	$(0.82)	$1.28
Weighted average common shares outstanding:
Basic	44,788	43,574	44,566	43,495
Diluted	44,788	43,779	44,566	43,896

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$425,322	$852,033
Restricted cash	576,209	477,620
Accounts receivable	2,861,445	1,993,329
Securitized accounts receivable, restricted	132,549	93,236
Prepaid expenses and other current assets	98,397	86,629
Total current assets	4,093,922	3,502,847
Property, equipment and capitalized software	180,049	188,340
Goodwill and other intangible assets	4,664,153	4,240,150
Investment securities	36,931	37,273
Deferred income taxes, net	34,166	17,524
Other assets	218,389	197,227
Total assets	$9,227,610	$8,183,361
Liabilities and Stockholders’ Equity
Accounts payable	$1,247,995	$778,207
Accrued expenses	384,306	362,472
Restricted cash payable	574,934	477,620
Short-term deposits	1,109,222	911,395
Short-term debt, net	146,470	152,730
Other current liabilities	52,832	58,429
Total current liabilities	3,515,759	2,740,853
Long-term debt, net	2,867,270	2,874,113
Long-term deposits	401,440	148,591
Deferred income taxes, net	196,032	220,122
Other liabilities	264,250	164,546
Total liabilities	7,244,751	6,148,225
Commitments and contingencies
Redeemable non-controlling interest	187,937	117,219
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,794,922	1,904,895
Non-controlling interest	—	13,022
Total stockholders’ equity	1,794,922	1,917,917
Total liabilities and stockholders’ equity	$9,227,610	$8,183,361

Exhibit 1
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

Reconciliation of GAAP Net (Loss) Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended June 30,
	2021		2020
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(33,856)	$(0.76)	$72,658	$1.66
Unrealized (gain) loss on financial instruments	(6,013)	(0.13)	3,842	0.09
Net foreign currency remeasurement (gain) loss	(1,342)	(0.03)	2,462	0.06
Change in fair value of contingent consideration	47,700	1.07	—	—
Acquisition–related intangible amortization	45,294	1.01	42,478	0.97
Other acquisition and divestiture related items	10,690	0.24	7,735	0.18
Stock–based compensation	21,662	0.48	15,069	0.34
Other costs	1,705	0.04	4,695	0.11
Debt restructuring and debt issuance cost amortization	11,461	0.26	2,578	0.06
ANI adjustments attributable to non–controlling interests	43,206	0.96	(60,558)	(1.38)
Tax related items	(35,613)	(0.80)	(38,004)	(0.87)
Dilutive impact of stock awards[1]	—	(0.03)	—	—
Adjusted net income attributable to shareholders	$104,894	$2.31	$52,955	$1.21
	Six Months Ended June 30,
	2021		2020
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(36,421)	(0.82)	$56,402	1.28
Unrealized (gain) loss on financial instruments	(13,046)	(0.29)	35,889	0.82
Net foreign currency remeasurement loss	1,413	0.03	31,189	0.71
Change in fair value of contingent consideration	47,700	1.07	—	—
Acquisition–related intangible amortization	87,748	1.97	85,016	1.94
Other acquisition and divestiture related items	25,486	0.57	15,677	0.36
Stock–based compensation	40,605	0.91	26,889	0.61
Other costs	13,942	0.31	6,935	0.16
Debt restructuring and debt issuance cost amortization	16,553	0.37	4,660	0.11
ANI adjustments attributable to non–controlling interests	67,006	1.50	(58,334)	(1.33)
Tax related items	(64,818)	$(1.45)	$(71,684)	$(1.63)
Dilutive impact of stock awards[1]	—	(0.07)	—	—
Adjusted net income attributable to shareholders	$186,168	$4.10	$132,639	$3.02

1 As the Company reported a net loss for the three and six months ended June 30, 2021 under U.S. Generally Accepted Accounting Principles (“GAAP”), the diluted weighted average shares outstanding equals the basic weighted average shares outstanding for those periods. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the three and six months ended June 30, 2021. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.
Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating income	$82,278	$28,782	$132,819	$103,611
Unallocated corporate expenses	17,174	13,953	33,383	30,496
Acquisition-related intangible amortization	45,294	42,478	87,748	85,016
Other acquisition and divestiture related items	10,690	7,735	25,486	15,677
Stock-based compensation	21,662	15,069	40,605	26,889
Other costs	1,705	4,695	13,942	6,935
Debt restructuring costs	5,299	687	5,936	765
Total segment adjusted operating income	$184,102	$113,399	$339,919	$269,389
Unallocated corporate expenses	(17,174)	(13,953)	(33,383)	(30,496)
Adjusted operating income	$166,928	$99,446	$306,536	$238,893

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, and debt restructuring costs. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to health savings accounts, is dependent upon changes in future interest rates and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.

  The Company considers certain acquisition-related costs, including investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude certain other costs when evaluating our continuing business performance when such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business. These include costs related to certain identified initiatives (including technology initiatives) to further streamline the business, improve the Company's efficiency, create synergies, and globalize the Company's operations, all with an objective to improve scale and efficiency and increase profitability going forward. For the six months ended June 30, 2021, other costs additionally include a penalty of $10.3 million incurred on termination of a vendor contract. For the three and six months ended June 30, 2020, other costs include certain costs incurred in association with COVID-19, including the cost of providing additional health, welfare and technological support to our employees as they work remotely.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest and non-cash adjustments related to the tax receivable agreement, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2
Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income
(in thousands, except per share data)
(unaudited)

The table below shows the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended June 30,
	2021	2020	2021	2020	2021	2020	2021	2020
Reported revenue	$274,388	$204,380	$81,762	$54,495	$103,333	$88,209	$459,483	$347,084
FX impact (favorable) / unfavorable	$(3,990)	$—	$(573)	$—	$—	$—	$(4,563)	$—
PPG impact (favorable) / unfavorable	$(33,271)	$—	$—	$—	$—	$—	$(33,271)	$—

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Six months ended June 30,
	2021	2020	2021	2020	2021	2020	2021	2020
Reported revenue	$518,225	$454,227	$152,404	$138,854	$199,611	$185,682	$870,240	$778,763
FX impact (favorable) / unfavorable	$(7,616)	$—	$(878)	$—	$—	$—	$(8,494)	$—
PPG impact (favorable) / unfavorable	$(32,305)	$—	$—	$—	$—	$—	$(32,305)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Earnings Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended June 30,
	2021	2020	2021	2020	2021	2020
FX impact (favorable) / unfavorable	$(1,946)	$—	$(404)	$—	$—	$—
PPG impact (favorable) / unfavorable	$(20,960)	$—	$—	$—	$—	$—
	Six months ended June 30,
	2021	2020	2021	2020	2021	2020
FX impact (favorable) / unfavorable	$(3,635)	$—	$(539)	$—	$—	$—
PPG impact (favorable) / unfavorable	$(20,474)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3
Selected Non-Financial Metrics
(unaudited)

	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Fleet Solutions:
Payment processing transactions (000s) (1)	130,104	118,389	118,287	120,900	103,086
Payment processing gallons of fuel (000s) (2)	3,483,695	3,233,943	3,265,927	3,247,507	2,830,265
Average US fuel price (US$ / gallon)	$3.04	$2.72	$2.26	$2.23	$2.07
Payment processing $ of fuel (000s) (3)	$10,995,418	$9,176,960	$7,767,530	$7,609,098	$6,135,265
Net payment processing rate (4)	1.15%	1.20%	1.27%	1.35%	1.47%
Payment processing revenue (000s)	$126,450	$110,577	$98,954	$102,419	$90,147
Net late fee rate (5)	0.41%	0.45%	0.54%	0.48%	0.57%
Late fee revenue (000s) (6)	$45,235	$41,150	$41,901	$36,232	$35,071
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$8,736,019	$6,107,675	$4,968,321	$4,699,737	$3,168,064
Net interchange rate (8)	0.78%	0.94%	1.26%	1.13%	1.37%
Payment solutions processing revenue (000s)	$68,282	$57,248	$62,376	$53,239	$43,261
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,311,131	$1,484,226	$1,074,977	$1,120,786	$1,017,318
Average number of SaaS accounts (000s) (10)	16,380	15,513	14,502	14,599	14,487
Definitions and explanations:
(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(9) Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.
(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4
Segment Revenue Information
(in thousands)
(unaudited)

	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Fleet Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$126,450	$90,147	$36,303	40%	$237,026	$203,470	$33,556	16%
Account servicing revenue	42,293	36,694	5,599	15%	82,284	75,902	6,382	8%
Finance fee revenue	59,258	42,463	16,795	40%	111,098	97,805	13,293	14%
Other revenue	46,387	35,076	11,311	32%	87,817	77,050	10,767	14%
Total revenues	$274,388	$204,380	$70,008	34%	$518,225	$454,227	$63,998	14%
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Travel and Corporate Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$68,282	$43,261	$25,021	58%	$125,530	$113,529	$12,001	11%
Account servicing revenue	11,222	10,183	1,039	10%	21,909	21,246	663	3%
Finance fee revenue	199	220	(21)	(10)%	493	755	(262)	(35)%
Other revenue	2,059	831	1,228	148%	4,472	3,324	1,148	35%
Total revenues	$81,762	$54,495	$27,267	50%	$152,404	$138,854	$13,550	10%
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Health and Employee Benefit Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$18,694	$14,053	$4,641	33%	$39,259	$34,499	$4,760	14%
Account servicing revenue	79,482	62,602	16,880	27%	147,427	126,171	21,256	17%
Finance fee revenue	42	28	14	50%	61	78	(17)	(22)%
Other revenue	5,115	11,526	(6,411)	(56)%	12,864	24,934	(12,070)	(48)%
Total revenues	$103,333	$88,209	$15,124	17%	$199,611	$185,682	$13,929	8%

Exhibit 5
Segment Adjusted Operating Income and Adjusted Operating Income Margin Information
(in thousands)
(unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended June 30,		Three Months Ended June 30,
	2021	2020	2021	2020
Fleet Solutions	$137,865	$77,180	50.2%	37.8%
Travel and Corporate Solutions	$17,157	$10,961	21.0%	20.1%
Health and Employee Benefit Solutions	$29,080	$25,258	28.1%	28.6%
Total segment adjusted operating income	$184,102	$113,399	40.1%	32.7%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Six Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Fleet Solutions	$256,123	$181,788	49.4%	40.0%
Travel and Corporate Solutions	$24,172	$32,876	15.9%	23.7%
Health and Employee Benefit Solutions	$59,624	$54,725	29.9%	29.5%
Total segment adjusted operating income	$339,919	$269,389	39.1%	34.6%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of segment adjusted operating income to GAAP operating income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted operating income	$166,928	$99,446	$306,536	$238,893
Adjusted operating income margin (1)	36.3%	28.7%	35.2%	30.7%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP operating income.

Contacts

News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com